Exhibit 4.1

CONFIDENTIAL

FIRST AMENDMENT TO THE TAX BENEFIT PRESERVATION PLAN

This FIRST AMENDMENT TO THE TAX BENEFIT PRESERVATION PLAN (this “Amendment”) is made and entered into as of July 12, 2013, between Leap Wireless International, Inc., a Delaware corporation (the “Company”), and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as rights agent (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company and the Rights Agent have entered into that certain Tax Benefit Preservation Plan, dated as of August 30, 2011 (the “Plan”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, by and among AT&T Inc. (“Parent”), Mariner Acquisition Sub Inc., Laser, Inc. and the Company (as amended or supplemented from time to time, the “Merger Agreement”);

WHEREAS, in connection with the Merger Agreement, Parent, the Company, MHR Fund Management LLC and certain affiliates of MHR Fund Management LLC propose to enter into a voting agreement (as amended or supplemented from time to time, the “Voting Agreement”);

WHEREAS, the Company desires that the Rights terminate at the Closing (as defined in the Merger Agreement);

WHEREAS, pursuant to Section 26 of the Plan, at any time prior to the time at which the Rights are no longer redeemable, the Company may supplement or amend the Plan without the approval of any holders of Rights or Common Stock;

WHEREAS, the Board has determined, in connection with its consideration of the Merger Agreement, the Voting Agreement and the transactions contemplated thereby, that it is necessary and desirable to amend the Rights Agreement as set forth herein; and

WHEREAS, no person has yet become an Acquiring Person and, subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Plan in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Plan and this Amendment, the parties hereto agree to modify the Plan as set forth below.

1.	Amendment to Section 1.

1.1 Section 1 of the Plan is hereby amended and supplemented to include the following definitions in the appropriate location, which shall read as follows:

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of July 12, 2013, by and among AT&T Inc., Mariner Acquisition Sub Inc., Laser, Inc. and the Company, as such agreement may be amended or supplemented from time to time.

“MHR” shall mean Mark H. Rachesky, M.D., MHR Holdings LLC, MHR Fund Management LLC, MHRC II LLC, MHRC LLC, MHR Institutional Advisors III LLC, MHR Institutional Partners III LP, MHR Institutional Advisors II LLC, MHR Institutional Partners IIA LP, MHR Institutional Partners II LP, MHR Advisors LLC, MHR Capital Partners (100) LP and MHR Capital Partners Master Account LP.

“Voting Agreement” shall mean the Voting Agreement, dated as of July 12, 2013, by and among AT&T Inc. the Company and MHR (as such agreement is amended or supplemented from time to time).

2.	Addition of New Section 39 and 40.

2.1 The Plan is hereby amended by adding a new Section 39 and 40 thereof that shall read as follows:

“Section 39. Exception For Merger Agreement. Notwithstanding any provision of this Plan to the contrary, as long as the Merger Agreement is not validly terminated, none of a Distribution Date, a Stock Acquisition Date or a Trigger Event shall be deemed to have occurred, none of AT&T Inc. nor Mariner Acquisition Sub Inc. nor any of their Affiliates or Associates, nor MHR nor any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, none of the Rights shall become exercisable and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any adjustments or rights pursuant to, any provision (including Sections 3, 7, 11 or 13) of this Agreement, in any such case by reason of the approval, execution, or delivery of, or performance under, (a) the Merger Agreement or the consummation of any of the transactions contemplated thereby or (b) the Voting Agreement or the consummation of any of the transactions contemplated thereby. Nothing in this Plan shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Plan by virtue of the approval, execution, delivery or performance of (x) the Merger Agreement or the consummation of any of the transactions contemplated thereby or (y) the Voting Agreement or the consummation of any of the transactions contemplated thereby.”

“Section 40. Merger Agreement. The parties hereto agree that the Merger Agreement is of the type contemplated by Section 13.3 of this Agreement, and that Section 7.1(iii) of this Agreement shall apply to the Merger Agreement in all respects.”

3.	Effective Time of this Amendment

This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

4.	Confirmation of the Plan

Except as amended or modified hereby, all terms, covenants and conditions of the Plan as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5.	Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.	Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:			LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ Robert J. Irving, Jr.		By:	/s/ S. Douglas Hutcheson
	Name:	Robert J. Irving, Jr.		Name:	S. Douglas Hutcheson
	Title:	Chief Legal and Administrative Officer		Title:	Chief Executive Officer

Attest:			COMPUTERSHARE SHAREOWNER SERVICES LLC as Rights Agent

By:	/s/ Paul L. Eori		By:	/s/ Dennis V. Moccia
	Name:	Paul L. Eori		Name:	Dennis V. Moccia
	Title:	Relationship Manager		Title:	Manager, Contract Administration